EXHIBIT 99-1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

VALLEY BANK RECEIVES APPROVAL FOR NEW BRANCH OFFICE

Bristol, Connecticut - September 18, 2006 - Valley Bank, the wholly-owned subsidiary of First Valley Bancorp, Inc., announced that the bank has received approval from the State of Connecticut Department of Banking to open a full service branch office at 888 Farmington Avenue, Bristol. The site is the former North American Bank branch.

Robert L. Messier, Jr., President and CEO, said, “We expect to open the branch in November of this year. Opening the Farmington Avenue office continues the bank’s strategic plan to bring its style of community banking to more consumers and businesses.”

      Messier added, “Valley Bank has grown to more than $180 million in assets since it opened in November 1999. By year-end 2006 we will have four full service offices including the main office at Riverside Avenue in Bristol, a Terryville branch, a Southington branch, and the new office on Farmington Avenue in Bristol.”

Mr. Messier also stated that Valley Bank is currently reviewing sites in Plainville and Wolcott and hopes to expand into those markets within the next two years.

Valley Bank is now recruiting employees for the Farmington Avenue branch. Interested people should call Nancy O’Donnell, Vice President Retail Operations, at 860-582-8868.

        For more information on Valley Bank, visit its website at www.valleybankct.com .

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

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